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                                                                EXHIBIT 99.4

( BW) (JAN-BELL-MARKETING) (JBM) Jan Bell Marketing Inc. adopts Shareholder Rights Plan

        Business Editors

                SUNRISE, Fla.--(BUSINESS WIRE)--Nov. 21, 1996--Jan Bell Marketing, Inc. (ASE:JBM), announced today that its Board of Directors adopted a Shareholder Rights Plan in which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of Common Stock held as of the close of business on Dec. 6, 1996.

                The Rights are designed to guard against partial tender offers and other abusive tactics that might be used in an attempt to gain control of the Company without paying all stockholders a fair price for their shares. The Rights Plan, which expires on Nov. 21, 2006, will not prevent takeovers, but is designed to deter coercive takeover tactics and to encourage anyone attempting to acquire the Company to first negotiate with the Board.

                Each Right will entitle stockholders to buy one-one thousandth of a newly issued share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $10.00. The Rights will be exercisable only if a person or group, other than an exempted person, acquires beneficial ownership of, or makes a tender for, 15% or more of the Company's outstanding Common Stock.

                If any person other than an exempted person becomes the beneficial owner of 15% or more of the Company's outstanding Common Stock, then each Right not owned by such person or certain related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Company's Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a market value equal to twice the then current exercise price. In addition, if after a person becomes the beneficial owner of 15% or more of the Company's outstanding Common Stock, the Company is involved in a merger or other business combination transaction with another person after which its Common Stock does not remain outstanding, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current exercise price, shares of common stock of such other person having a market value equal to twice the then current exercise price.

                The Company's Board of Directors will generally be entitled to redeem the Rights at $.01 per Right at any time prior to a person or group acquiring 15% or more of the Company's Common Stock.

                The company currently operates 440 leased jewelry departments in all domestic Sam's Clubs. In addition, Jan Bell Marketing operates six independent locations.

        CONTACT:        Jan Bell Marketing Inc., Sunrise
                        Rosemary B. Trudeau, 954/846-2798